Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference of the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2014, with respect to the financial statements of Alpha Shale Resources, LP included in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of Rice Energy Inc. for the registration of its common stock.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

August 12, 2014